Exhibit 21.1
LIST OF SUBSIDIARIES
•	DigitalGlobe Asia, Inc.
•	DG Consents Sub, Inc.
•	EarthWatch Mississippi Operations Incorporated
•	DigitalGlobe International, Inc.